EXHIBIT 99.2

CRITICAL PATH ANNOUNCES SUBSTANTIAL COMPLETION
OF RESTRUCTURING PLAN

SAN FRANCISCO — Oct. 10, 2001 — Critical Path, Inc. (Nasdaq: CPTH), a global leader in communication technologies and integrated messaging solutions, announced today that it has substantially completed its restructuring plan, including the divestiture of many of its non-core products and services, a restructuring of its balance sheet, a significant reduction in operating expenses and a successful reduction in headcount.

“The rapid implementation and execution of the restructuring plan demonstrates our commitment to our customers and shareholders, to whom we owe a debt of gratitude,” said David Hayden, Critical Path Executive Chairman. “The progress we have made allows us to focus on reaching break-even in the near term and to continue our technological leadership in the messaging market.”

In April 2001, Critical Path announced a strategic restructuring plan designed to place the Company back on the path to profitability. Chief among the mandates, to allow for a $30 million to $50 million reduction in annual expenses, were a strategic refocusing on core communications solutions and services, a 450 employee head count reduction and the consolidation of two-thirds of its facilities.

Refocusing on Core Communications Solutions and Services
Critical Path has successfully sold or discontinued nearly all of its thirteen non-core products and services. The Company has closed the transactions of six of seven non-core products being sold, inclusive of the sales of the InJoin Trans, Batch and PATH/3270 products to Sun Microsystems, the InJoin Broker product family to 2AB, Inc., and the InLine Project Collaboration product to ENACTEX, Inc. Additionally, the Company has strategically discontinued four of six non-core products and services that it has decided to exit and the remaining two are expected to be discontinued no later than the first quarter of 2002.

Expense Reduction
During the second quarter, Critical Path’s total costs and expenses, excluding special charges, decreased by $7.4 million, and the company expects its expenses, excluding special charges, to continue to decrease through the third and fourth quarters. These significant savings were accomplished by the divestiture of non-core products and services, the reduction in headcount from 1,011 at March 31, 2001 to 564 at September 30, 2001, and the continued consolidation of facilities from 77 at March 31, 2001 to the current level of 38, with approximately 15 additional facilities expected to close no later than the first quarter of 2002.

“We have continued to execute on our strategic restructuring plan, as evidenced by our progress on headcount reduction, facilities consolidation and our effort to refocus on core communications solutions and services. As a result, we are updating our estimated expense reduction from an initial range of $30 to $50 million on an annual basis to $40 to $60 million,” said Laureen DeBuono, Interim Chief Financial Officer.

Financial Restructuring
The Company completed a balance sheet restructuring by repurchasing over $197 million of face value of its outstanding convertible subordinated notes. The action resulted in a net gain, and increased equity, of approximately $143 million. The Nasdaq National Market has found that the restructuring results satisfactorily meet the minimum equity requirement for continued listing on the Nasdaq National Market and the Company will be filing, by October 15, 2001, a Form 8-K to evidence compliance with the minimum equity requirement. Additionally, the Board of Directors of the Nasdaq Stock Market announced that it has implemented an across the board moratorium on minimum bid and public float requirements for continued listing until January 2, 2002, at which time the Company will have 90 days to comply with these requirements.

About Critical Path, Inc.

Critical Path, Inc. (Nasdaq:CPTH) is a global leader in communication technology and complete messaging solutions for wireless and wireline carriers, service providers and corporations through its integrated platform of messaging applications and directory infrastructure. Critical Path is headquartered in San Francisco, with offices throughout North America, Europe, Asia and Latin America. More information on Critical Path can be found at http://www.cp.net/.

Safe Harbor
This press release contains forward-looking statements, including the Company’s statements regarding the restructuring of the debt and equity position of Critical Path, anticipated charges and cost savings as a result of headcount and facilities reduction, operational and financial restructuring, the strategic sale of certain product lines, and our belief as to our ability to successfully emerge from the debt and operational restructuring. The words “anticipate,” “expect,” “intended to,” “designed to,” “plan,” “believe,” “seek,” and “estimate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to the, response of financial markets and investors to our restructuring plans, difficulties of forecasting future results due to our limited operating history, evolving business strategy and the emerging nature of the market for our products and services, pending litigation and SEC investigation, turnover of senior management, board of directors members and other key personnel, difficulties in implementing our strategic plan to exit certain products and services offerings, difficulties of integrating acquired businesses, failure to expand our sales and marketing activities, potential difficulties associated with strategic relationships, investments and uncollected bills, risks associated with continued compliance with various NASDAQ National Market listing requirements, risks associated with our international operations, foreign currency fluctuations, unplanned system interruptions and capacity constraints, software defects, and those discussed elsewhere in this announcement. These and other risks and uncertainties are described in more detail in the Critical Path’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, and the quarterly reports on Form 10-Q for the quarters ended June 30, 2001 and March 30, 2001,respectively, both as may be amended from time to time, and all subsequent filings with the Securities and Exchange Commission (www.sec.gov).

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Note to Editors: Critical Path and the Critical Path logo are the trademarks of Critical Path, Inc. All other trademarks are the property of their holders.

For additional information, contact:

Mike Bishop, Investor Relations	Roger Fortier, Media
Critical Path, Inc.	McGrath/Power PR
mikebishop@cp.net	rogerf@mcgrathpower.com
(415) 344-5059	(408) 727-0351